SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-12

I-many, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Filed by I-many, Inc.

Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934.

Subject Company: I-many, Inc.

Commission File No.: 000-30883

[Letter sent to I-many customers by e-mail on December 8, 2004]

Dear Valued I-many Customer,

Last week I-many announced a definitive agreement to merge our company with Selectica Inc., a leading provider of solutions for automating the sales Opportunity-to-Order process. This is exciting news with tremendous benefits for our customers.

What does this mean to I-many customers?

I-many’s primary objective of being the leading enterprise contract management solutions provider has not changed. I-many is firmly and passionately committed to further expanding its enterprise contract management leadership and adding even greater value for its current and future customers. The assets of Selectica will enable the combined company to add further value to our existing solution footprint and offer a one-of-a-kind platform with significant advantages over companies with unproven, point solutions.

As a client of I-many, you will continue to work with the same group of sales, professional services, support and development personnel as today. In fact, I-many’s current Life Sciences line of business will become a distinct line of business within the merged company. I-many’s current CEO and President, Leigh Powell, will be President of the Life Science division and will be joined by Todd Shytle as the Vice President of Sales and Todd Venetianer as the Vice President of Professional Services. The combined company’s Industry Solutions division, focused on Enterprise Contract Management across all other vertical markets, will be led by I-many’s current COO, Terry Nicholson.

Benefits for I-many customers include:

•	The most comprehensive solution for the enterprise contract and compliance market, including configuration, price execution, quote management, contract management, contract compliance, regulatory compliance, revenue management, and prescriptive analytics.

•	The combined company will have approximately $50—$60 million in cash and cash equivalents and no debt following the close of the merger. This strong financial position ensures our customer base of working with a low risk, public entity and will support the investment levels and infrastructure we believe are required to retain and further our lead in the enterprise contract management space.

•	A significant increase in size and scale for the combined company, with more than $70 million of revenue over the last twelve months. A combination of a larger revenue base and potential cost savings are projected to accelerate profitability and provide for additional technology investment.

The merger will most likely become effective in February/March of 2005 and we will continue to keep you abreast of developments. More details are in the attached press release. To learn more about the merger please contact your sales representative or me with any questions. Your solid support has been an integral part of the success of I-many and we expect will continue with the new stronger, more expansive company.

Regards,

Leigh Powell

President and Chief Executive Officer,

I-many, Inc.

Additional Information about the Transaction

This document is being filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, and is not intended to be a proxy solicitation.

I-many, Inc. (the “Company”) will file a proxy statement and other documents with the Securities and Exchange Commission regarding the proposed merger, and other matters. A definitive proxy statement will be sent to the Company’s stockholders, seeking their approval of the merger and the Agreement and Plan of Merger. You should read the proxy because it includes important information about the merger. Investors and security holders may obtain a copy of the proxy statement, when it is available, and any other relevant documents filed by the Company with the SEC, for free, at the SEC’s website, www.sec.gov. Copies of the proxy statement and other documents filed by the Company with the SEC may also be obtained, for free, by directing your request to Kevin Harris, I-many, Inc., 732-452-1515, kharris@I-many.com.

Participants in the Transaction

The Company and its directors, executive officers, and certain of its employees may be deemed to be participants in the solicitation of proxies of the Company stockholders. These individuals may have an interest in the merger, including as a result of holding options or shares of the Company common stock. A list of the names, affiliations, and interests of the participants in the solicitation will be contained in the proxy statement relating to these transactions that will be filed with the SEC.